Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports 2019 Results

Fourth Quarter 2019

•	Revenue of $2.0 billion

•	Earnings per share (EPS) of $0.65; Adjusted EPS* of $0.79

•	Cash from operations of $204 million; Adjusted free cash flow* of $102 million

•	Announcement by Boeing to decrease 787 production rate to 10 aircraft per month resulted in $34 million forward loss due to fixed cost absorption
Full-Year 2019

•	Revenue of $7.9 billion

•	EPS of $5.06; Adjusted EPS* of $5.54

•	Cash from operations of $923 million; Adjusted free cash flow* of $723 million

•	Third and fourth quarter announcements by Boeing to decrease 787 production rates resulted in total forward losses of $67 million due to fixed cost absorption
Recent Events

•	Reached MOA with Boeing for 2020 737 MAX production; extended 737 contract to 2033

•	Amended Credit Agreement to provide covenant relief through Q1 2021

•	Secured $375 million short-term delayed draw term loan to provide additional liquidity

•	Closed acquisition of FMI, a leader in 3D woven carbon-carbon material for hypersonics

•	Extended IAM union contract for 9,000 workers for three years

•	Reduced quarterly cash dividend due to 737 MAX production
Wichita, Kan., February 28, 2020 - Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported fourth quarter and full-year 2019 financial results.

Table 1. Summary Financial Results (unaudited)
	4th Quarter			Twelve Months
($ in millions, except per share data)	2019	2018	Change	2019	2018	Change
Revenues	$1,959	$1,835	7%	$7,863	$7,222	9%
Operating Income	$96	$244	(61%)	$761	$843	(10%)
Operating Income as a % of Revenues	4.9%	13.3%	(840) BPS	9.7%	11.7%	(200) BPS
Net Income	$68	$178	(62%)	$530	$617	(14%)
Net Income as a % of Revenues	3.5%	9.7%	(620) BPS	6.7%	8.5%	(180) BPS
Earnings Per Share (Fully Diluted)	$0.65	$1.68	(61%)	$5.06	$5.65	(10%)
Adjusted Earnings Per Share (Fully Diluted)*	$0.79	$1.85	(57%)	$5.54	$6.26	(12%)
Fully Diluted Weighted Avg Share Count	104.6	105.6		104.7	109.1

* Non-GAAP financial measure, see Appendix for reconciliation

“The grounding of the 737 MAX was a significant issue for Spirit in 2019, particularly after Boeing suspended production on December 16, 2019,” said Spirit AeroSystems President and Chief Executive Officer Tom Gentile. “After Boeing directed Spirit to suspend deliveries on December 19th, we took several actions to lower costs and preserve liquidity. We implemented a workforce reduction of 2,800 employees in Wichita and 400 employees in Oklahoma. We also negotiated an amendment to our credit facility providing for covenant relief into 2021 and secured a $375 million short-term delayed draw term loan facility. With these actions, we believe our liquidity position remains sufficient. In 2019, we generated $723 million in adjusted free cash flow for the year and ended the year in a strong cash position of $2.4 billion. Spirit remains a proud partner on the MAX program and we look forward to working with Boeing to ensure the long-term success of the program.”
737 MAX Program Update
On January 30, 2020, Spirit announced it had agreed on a production rate with Boeing to produce 216 Boeing 737 MAX shipsets in 2020. On February 6, 2020, Boeing and Spirit executed a Memorandum of Agreement (MOA) that memorialized the production rate agreement, subject to any changes in requirements by Boeing. In addition, the MOA provides that Boeing will pay $225 million to Spirit in the first quarter of 2020, consisting of (i) $70 million in support of Spirit’s inventory and production stabilization, of which $10 million will be repaid by Spirit in 2021, and (ii) $155 million as an incremental pre-payment for costs and shipset deliveries over the next two years. Other terms include extending the repayment date of the $123 million advance received by Spirit under the 2019 MOA to 2022, and extending the 737 MAX pricing terms through 2033 (previously, pricing was through December 31, 2030).
Accounting Review Results
On January 30, 2020, the Company announced it was conducting a review of its accounting process compliance and had concluded that the Company did not comply with its established accounting processes with respect to whether and when to accrue certain potential contingent liabilities received by the Company after the end of the third quarter of 2019. The review is now substantially complete and the Company concluded that it should have recorded an incremental contingent liability for the third quarter of 2019 of less than $8 million. Although the Company views this difference as immaterial and no restatement of financial statements is required, the matter led the Company to conclude that a material weakness in our internal control over financial reporting existed as of December 31, 2019. The Company has a corrective action plan in place and expects the material weakness in financial reporting to be fully remediated by the end of the year. Additional

* Non-GAAP financial measure, see Appendix for reconciliation information on this material weakness will be described in the Company's Annual Report on Form 10-K for 2019.
Acquisition of FMI
On January 10, 2020, Spirit closed its purchase of Fiber Materials Inc. (FMI) for $120 million. FMI is an industry-leading technology company specializing in high-temperature materials and composites for defense. The company’s main operations focus on multidirectional reinforced composites that enable high-temperature applications such as thermal protection systems, re-entry vehicle nose tips, and rocket motor throats and nozzles. Their unique capabilities have positioned them as a leader in 3D woven carbon-carbon high-temperature materials for hypersonic missiles, which the Department of Defense has identified as a national priority. FMI is based in Biddeford, Maine, and has more than 200 employees at two facilities in the state. Acquiring FMI aligns with the Company’s strategic growth objectives to diversify its customer base and expand the current defense business.
“FMI’s existing portfolio is an excellent fit with Spirit, and its capabilities will help us develop new composites technology for a number of aerospace applications,” said Gentile.
Revenue
    Spirit’s fourth quarter 2019 revenue was $2.0 billion, up from the same period of 2018. This increase was primarily driven by higher production volumes on the Boeing 737, 787 and Airbus A350 programs, higher revenue recognized on the Boeing 787 program, and increased Global Customer Support and Services (GCS&S) activity, partially offset by lower revenue recognized on the Airbus A350 program in accordance with pricing terms. Revenue for the full-year increased to $7.9 billion, primarily due to higher production volumes on the Boeing 777, 787 and Airbus A350 programs, higher revenue recognized on the Boeing 787 program, increased GCS&S activity, and favorable model mix on the Boeing 737 program. (Table 1)
Spirit’s backlog at the end of the fourth quarter of 2019 was approximately $43 billion, with work packages on all commercial platforms in the Boeing and Airbus backlog.
Earnings
Operating income for the fourth quarter of 2019 was $96 million, down compared to $244 million in the same period of 2018, primarily driven by the forward loss recognized on the Boeing 787 program as a result of Boeing’s recently announced production rate decrease from 12 APM to 10 APM, performance on the Boeing 737 program, lower margin recognized on the Airbus A350

* Non-GAAP financial measure, see Appendix for reconciliation program in accordance with pricing terms and higher acquisition-related expenses. Operating income for the full-year was $761 million, down compared to $843 million in 2018, primarily due to higher acquisition-related expenses, reduced profitability on the Boeing 737 program largely resulting from the 737 MAX grounding, and the forward losses recognized in the third and fourth quarter driven by Boeing’s announcements to decrease the 787 production rate, partially offset by higher production volume on the Boeing 737 and 777 programs. Fourth quarter EPS was $0.65, compared to $1.68 in the same period of 2018. Fourth quarter 2019 adjusted EPS* was $0.79, excluding the impacts of planned acquisitions and the voluntary retirement program (VRP) offered during the second quarter of 2019, compared to $1.85 in the same period of 2018, adjusted to exclude the impact of the planned Asco acquisition. Full-year EPS was $5.06, down compared to $5.65 in 2018. Full-year adjusted EPS* was $5.54, excluding the impacts of planned acquisitions and the VRP offered during the second quarter of 2019, down compared to $6.26 in 2018, adjusted to exclude the impact of the planned Asco acquisition and debt financing costs. (Table 1)
Cash
Cash from operations in the fourth quarter of 2019 was $204 million, up slightly from $203 million in the same quarter last year. Adjusted free cash flow* in the fourth quarter of 2019 was $102 million, down compared to $145 million in the same period of 2018. Full-year cash from operations was $923 million, up compared to $770 million last year. Full-year adjusted free cash flow* was $723 million, up compared to $565 million in 2018. The Company fully drew its $800 million revolver at the end of the quarter in light of the uncertainty surrounding the Boeing 737 MAX production suspension, and the proceeds of that draw are included in the total cash balance. Cash balance at the end of the quarter was $2.4 billion. (Table 2)
On February 24, 2020, Spirit amended its credit agreement to provide relief from the prior financial covenants through the first quarter of 2021 due to the MAX production suspension and low 2020 production rate. In addition, Spirit entered into a short-term delayed draw term loan facility of $375 million, which is generally subject to covenants that are substantially similar to those in Spirit’s Credit Agreement. The $375 million facility, which will be available to be drawn until August 15, 2020, matures and shall be repaid in full (if drawn) on the earlier to occur of (a) September 15, 2020, and (b) the date that is 45 days after the date on which the FAA re-certifies the 737 MAX program.

* Non-GAAP financial measure, see Appendix for reconciliation

Table 2. Cash Flow and Liquidity (unaudited)
	4th Quarter			Twelve Months
($ in millions)	2019	2018	Change	2019	2018	Change
Cash from Operations	$204	$203	1%	$923	$770	20%
Purchases of Property, Plant & Equipment	($113)	($100)	13%	($232)	($271)	(14%)
Free Cash Flow*	$91	$103	(12%)	$691	$499	38%
Adjusted Free Cash Flow*	$102	$145	(30%)	$723	$565	28%

Liquidity				December 31, 2019	December 31, 2018
Cash				$2,351	$774
Total Debt				$3,034	$1,895

2020 Outlook
Given the continued uncertainty surrounding the timing of return to service of the 737 MAX, Spirit will not be providing guidance at this time.
Segment Results
Fuselage Systems
Fuselage Systems segment revenue in the fourth quarter of 2019 increased two percent from the same period last year to $1.0 billion. This increase was primarily due to higher production volumes on the Boeing 787 and increased GCS&S activities, partially offset by lower production volumes on the Boeing 737 program. Operating margin for the fourth quarter of 2019 decreased to 5.8 percent, compared to 15.6 percent during the same period of 2018, primarily due to the forward loss recognized on the Boeing 787 program as a result of Boeing’s announced production rate decrease as well as lower margin recognized on the Boeing 737 program. In the fourth quarter of 2019, the segment recorded pretax $(4.2) million of unfavorable cumulative catch-up adjustments and $(24.1) million of net forward losses. In the fourth quarter of 2018, the segment recorded pretax $(3.9) million of unfavorable cumulative catch-up adjustments and $4.9 million of favorable changes in estimates on forward loss programs.
Propulsion Systems
Propulsion Systems segment revenue in the fourth quarter of 2019 increased 20 percent from the same period last year to $532 million, primarily driven by higher production volumes on the Boeing 737, 777 and Airbus A220 programs as well as favorable model mix on the Boeing 737 program. Operating margin for the fourth quarter of 2019 increased to 18.7 percent, compared to 18.0 percent during the same period of 2018, primarily due to performance and favorable model mix on the Boeing 737 program. In the fourth quarter of 2019, the segment recorded pretax $(6.3)

* Non-GAAP financial measure, see Appendix for reconciliation million of unfavorable cumulative catch-up adjustments and $(12.0) million of net forward losses. In the fourth quarter of 2018, the segment recorded pretax $(0.4) million of unfavorable cumulative catch-up adjustments and $(0.7) million of net forward losses.
Wing Systems
Wing Systems segment revenue in the fourth quarter of 2019 increased four percent from the same period last year to $391 million, primarily due to higher production volumes on the Boeing 787 and Airbus A350 programs. Operating margin for the fourth quarter of 2019 decreased to 10.0 percent, compared to 16.1 percent during the same period of 2018, primarily driven by the forward loss recognized on the Boeing 787 program as a result of Boeing’s announced production rate decrease, performance on the Boeing 737 program as well as pricing terms on the Airbus A350 program. In the fourth quarter of 2019, the segment recorded pretax $(3.0) million of unfavorable cumulative catch-up adjustments and $(5.6) million of net forward losses. In the fourth quarter of 2018, the segment recorded pretax $2.1 million of favorable cumulative catch-up adjustments and $1.4 million of favorable changes in estimates on forward loss programs.

* Non-GAAP financial measure, see Appendix for reconciliation

Table 4. Segment Reporting (unaudited)
	4th Quarter			Twelve Months
($ in millions)	2019	2018	Change	2019	2018	Change
Segment Revenues
Fuselage Systems	$1,034.5	$1,017.4	1.7%	$4,206.2	$4,000.8	5.1%
Propulsion Systems	532.3	442.9	20.2%	2,057.8	1,702.5	20.9%
Wing Systems	390.9	374.4	4.4%	1,588.3	1,513.0	5.0%
All Other	1.6	0.6	**	10.8	5.7	89.5%
Total Segment Revenues	$1,959.3	$1,835.3	6.8%	$7,863.1	$7,222.0	8.9%

Segment Earnings from Operations
Fuselage Systems	$60.3	$158.4	(61.9%)	$440.8	$576.1	(23.5%)
Propulsion Systems	99.7	79.6	25.3%	404.6	283.5	42.7%
Wing Systems	38.9	60.3	(35.5%)	216.0	226.4	(4.6%)
All Other	0.9	—	**	3.4	0.3	**
Total Segment Operating Earnings	$199.8	$298.3	(33.0%)	$1,064.8	$1,086.3	(2.0%)

Unallocated Expense
SG&A	($87.8)	($55.9)	(57.1%)	($261.4)	($210.4)	(24.2%)
Impact of Severe Weather Event	—	10.0	**	—	10.0	**
Research & Development	(18.5)	(11.2)	(65.2%)	(54.5)	(42.5)	(28.2%)
Cost of Sales	2.2	2.4	(8.3%)	11.9	(0.2)	**
Total Earnings from Operations	$95.7	$243.6	(60.7%)	$760.8	$843.2	(9.8%)

Segment Operating Earnings as % of Revenues
Fuselage Systems	5.8%	15.6%	(980) BPS	10.5%	14.4%	(390) BPS
Propulsion Systems	18.7%	18.0%	70 BPS	19.7%	16.7%	300 BPS
Wing Systems	10.0%	16.1%	(610) BPS	13.6%	15.0%	(140) BPS
All Other	56.3%	—	**	31.5%	5.3%	**
Total Segment Operating Earnings as % of Revenues	10.2%	16.3%	(610) BPS	13.5%	15.0%	(150) BPS

Total Operating Earnings as % of Revenues	4.9%	13.3%	(840) BPS	9.7%	11.7%	(200) BPS
** Represents an amount equal to or in excess of 100% or not meaningful.

Contact information:
Investor Relations: Ryan Avey (316) 523-7040
Media: Keturah Austin (316) 523-2611
On the web: http://www.spiritaero.com

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goal,” “forecast,” “intend,” “may,” “might,” “objective,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.

Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:

1)
the timing and conditions surrounding the return to service of the B737 MAX, the B737 MAX production rates under the 2020 MOA and other agreements with Boeing, future demand for the aircraft, and any residual impacts of the grounding on production rates for the aircraft;

2)	our reliance on Boeing for a significant portion of our revenues;

3)	our ability to continue to grow our business and execute our growth strategy including our ability to enter into profitable supply arrangements with additional customers;

4)	the business condition and liquidity of Boeing and Airbus and their ability to satisfy their contractual obligations to the Company;

5)	demand for our products and services and the effect of economic and geopolitical conditions in the industries and markets in which we operate in the U.S. and globally;

6)	the certainty of our backlog, including the ability of customers to cancel or delay orders prior to shipment;

7)	our ability to accurately estimate and manage performance, cost, margins, and revenue under our contracts, and the potential for additional forward losses on new and maturing programs;

8)	our ability and our suppliers’ ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft;

9)	competitive conditions in the markets in which we operate, including in-sourcing by commercial aerospace original equipment manufacturers;

10)	our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing, Airbus and other customers;

11)
the success and timely execution of key milestones, such as the receipt of necessary regulatory approvals and satisfaction of closing conditions, in our announced acquisitions of Asco and select Bombardier assets, and our ability to effectively assess, manage, close, and integrate such acquisitions along with others that we pursue, and generate synergies and other cost savings therefrom, while avoiding unexpected costs, charges, expenses, and adverse changes to business relationships and business disruptions;

12)	the possibility that our cash flows may not be adequate for our additional capital needs;

13)	our ability to avoid or recover from cyber-based or other security attacks and other operations disruptions;

14)	legislative or regulatory actions, both domestic and foreign, impacting our operations;

15)	the effect of changes in tax laws and the Company's ability to accurately calculate and estimate the effect of such changes;

16)	any reduction in our credit ratings;

17)	our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components;

18)	our ability to recruit and retain a critical mass of highly skilled employees;

19)	our relationships with the unions representing many of our employees, including our ability to avoid labor disputes and work stoppages with respect to our union employees;

20)	spending by the U.S. and other governments on defense;

21)	pension plan assumptions and future contributions;

22)
the effectiveness of our internal control over financial reporting; and any difficulties or delays that could affect the Company's ability to effectively implement the remediation plan, in whole or in part, to address the material weakness identified in the Company's internal control over financial reporting, as described in Item 9A. "Controls and Procedures";

23)	the outcome or impact of ongoing or future litigation, claims, and regulatory actions, including our exposure to potential product liability and warranty claims;

24)	our ability to continue selling certain receivables through our supplier financing programs;

25)	our ability to access capital markets to fund our liquidity needs, and the costs and terms of any additional financing;

26)	any regulatory or legal action arising from the review of our accounting processes; and

27)
the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies.

These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You should review carefully the section captioned “Risk Factors” in the Company's Annual Report on Form 10-K for a more complete discussion of these and other factors that may affect our business.

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	4th Quarter		Twelve Months
	2019	2018	2019	2018
B737	153	148	606	605
B747	1	2	6	6
B767	8	7	33	30
B777	12	12	56	44
B787	42	35	166	143
Total Boeing	216	204	867	828

A220(1)	14	6	40	12
A320 Family	172	169	682	657
A330	8	16	35	62
A350	30	27	111	98
A380	—	2	1	6
Total Airbus	224	220	869	835

Business/Regional Jet(1)	12	15	55	71

Total	452	439	1,791	1,734

(1) Airbus acquired majority ownership in the C-Series program (subsequently renamed to the A220 program) in July 2018; all C-Series deliveries prior to Q3 2018 are included in Business/Regional Jet and all subsequent A220 deliveries are included in A220.

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	($ in millions, except per share data)
Revenue	$1,959.3	$1,835.3	$7,863.1	$7,222.0
Operating costs and expenses:
Cost of sales	1,757.3	1,534.6	6,786.4	6,135.9
Selling, general and administrative	87.8	55.9	261.4	210.4
Impact of severe weather event	—	(10.0)	—	(10.0)
Research and development	18.5	11.2	54.5	42.5
Total operating costs and expenses	1,863.6	1,591.7	7,102.3	6,378.8
Operating income	95.7	243.6	760.8	843.2
Interest expense and financing fee amortization	(25.8)	(19.7)	(91.9)	(80.0)
Other income (expense), net	6.1	(6.2)	(5.8)	(7.0)
Income before income taxes and equity in net income of affiliates	76.0	217.7	663.1	756.2
Income tax provision	(8.1)	(40.1)	(132.8)	(139.8)
Income before equity in net income of affiliates	67.9	177.6	530.3	616.4
Equity in net income of affiliates	(0.2)	—	(0.2)	0.6
Net income	$67.7	$177.6	$530.1	$617.0

Earnings per share
Basic	$0.65	$1.70	$5.11	$5.71
Shares	103.5	104.5	103.6	108.0

Diluted	$0.65	$1.68	$5.06	$5.65
Shares	104.6	105.6	104.7	109.1

Dividends declared per common share	$0.12	$0.12	$0.48	$0.46

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31, 2019	December 31, 2018
	($ in millions)
Assets
Cash and cash equivalents	$2,350.5	$773.6
Restricted cash	0.3	0.3
Accounts receivable, net	546.4	545.1
Contract assets, short-term	528.3	469.4
Inventory, net	1,118.8	1,012.6
Other current assets	98.7	48.3
Total current assets	4,643.0	2,849.3
Property, plant and equipment, net	2,271.7	2,167.6
Right of use assets	48.9	—
Contract assets, long-term	6.4	54.1
Pension assets	449.1	326.7
Deferred income taxes	106.5	205.0
Other assets	80.4	83.2
Total assets	$7,606.0	$5,685.9
Liabilities
Accounts payable	$1,058.3	$902.6
Accrued expenses	240.2	313.1
Profit sharing	84.5	68.3
Current portion of long-term debt	50.2	31.4
Operating lease liabilities, short-term	6.0	—
Advance payments, short-term	21.6	2.2
Contract liabilities, short-term	158.3	157.9
Forward loss provision, short-term	83.9	12.4
Deferred revenue and other deferred credits, short-term	14.8	20.0
Deferred grant income liability - current	3.6	16.0
Other current liabilities	39.3	58.2
Total current liabilities	1,760.7	1,582.1
Long-term debt	2,984.1	1,864.0
Operating lease liabilities, long-term	43.0	—
Advance payments, long-term	333.3	231.9
Pension/OPEB obligation	35.7	34.6
Contract liabilities, long-term	356.3	369.8
Forward loss provision, long-term	163.5	170.6
Deferred revenue and other deferred credits, long-term	34.4	31.2
Deferred grant income liability - non-current	29.0	28.0
Deferred income taxes	8.3	0.8
Other non-current liabilities	95.8	134.8
Stockholders' Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common Stock, Class A par value $0.01, 200,000,000 shares authorized, 104,882,379 and 105,461,817 shares issued and outstanding, respectively	1.1	1.1
Additional paid-in capital	1,125.0	1,100.9
Accumulated other comprehensive loss	(109.2)	(196.6)
Retained earnings	3,201.3	2,713.2
Treasury stock, at cost (41,523,470 and 40,719,438 shares, respectively)	(2,456.8)	(2,381.0)
Total stockholders’ equity	1,761.4	1,237.6
Noncontrolling interest	0.5	0.5
Total equity	1,761.9	1,238.1
Total liabilities and equity	$7,606.0	$5,685.9

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Twelve Months Ended
	December 31, 2019	December 31, 2018
Operating activities	($ in millions)
Net income	$530.1	$617.0
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	251.6	230.6
Amortization expense	0.1	0.4
Amortization of deferred financing fees	3.5	17.9
Accretion of customer supply agreement	4.3	4.1
Employee stock compensation expense	36.1	27.4
Loss (gain) from derivative instruments	8.1	(7.2)
Loss (gain) from foreign currency transactions	1.6	(0.3)
Loss on impairment and disposition of assets	4.9	1.8
Deferred taxes	86.1	(38.0)
Pension and other post-retirement benefits, net	(20.0)	(33.4)
Grant liability amortization	(16.2)	(21.6)
Equity in net income of affiliates	0.2	(0.6)
Forward loss provision	40.7	(170.9)
Changes in assets and liabilities
Accounts receivable, net	12.8	(47.9)
Contract assets	(5.2)	(8.5)
Inventory, net	(95.4)	(61.3)
Accounts payable and accrued liabilities	34.6	244.5
Profit sharing/deferred compensation	16.0	(40.9)
Advance payments	120.8	(98.3)
Income taxes receivable/payable	(59.6)	(28.4)
Contract liabilities	(13.0)	208.3
Deferred revenue and other deferred credits	6.2	16.9
Other	(25.6)	(41.7)
Net cash provided by operating activities	$922.7	$769.9
Investing activities
Purchase of property, plant and equipment	(232.2)	(271.2)
Equity in net assets of affiliates	(7.9)	—
Proceeds from sale of assets	0.2	3.4
Net cash used in investing activities	($239.9)	($267.8)
Financing activities
Proceeds from issuance of debt	250.0	—
Proceeds from issuance of bonds	—	1,300.0
Proceeds from revolving credit facility	900.0	—
Payments on revolving credit facility	(100.0)	—
Principal payments of debt	(13.4)	(6.7)
Payments on term loan	(16.6)	(256.3)
Payments on bonds	—	(300.0)
Taxes paid related to net share settlement awards	(12.9)	(15.6)
Proceeds from issuance of ESPP stock	2.6	2.1
Debt issuance and financing costs	—	(23.2)
Purchase of treasury stock	(75.8)	(805.8)
Dividends paid	(50.4)	(48.0)
Other	0.9	—
Net cash provided by (used in) financing activities	$884.4	($153.5)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	5.9	—
Net increase in cash, cash equivalents, and restricted cash	$1,573.1	$348.6
Cash, cash equivalents, and restricted cash, beginning of the period	794.1	445.5
Cash, cash equivalents, and restricted cash, end of the period	$2,367.2	$794.1

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	December 31, 2019	December 31, 2018
Cash and cash equivalents, beginning of the period	$773.6	$423.3
Restricted cash, short-term, beginning of the period	0.3	2.2
Restricted cash, long-term, beginning of the period	20.2	20.0
Cash, cash equivalents, and restricted cash, beginning of the period	$794.1	$445.5

Cash and cash equivalents, end of the period	$2,350.5	$773.6
Restricted cash, short-term, end of the period	0.3	0.3
Restricted cash, long-term, end of the period	16.4	20.2
Cash, cash equivalents, and restricted cash, end of the period	$2,367.2	$794.1

* Non-GAAP financial measure, see Appendix for reconciliation

Appendix

In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this report are (i) adjusted diluted earnings per share, (ii) free cash flow, and (iii) adjusted free cash flow, which are described further below. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted Earnings Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings per share.

Free Cash Flow. Free Cash Flow is defined as GAAP cash from operating activities (generally referred to herein as “cash from operations”), less capital expenditures for property, plant and equipment. Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by operating activities. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

Adjusted Free Cash Flow. Management considers certain items that arise from time to time to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the company’s operating performance and allows more accurate comparisons of the company’s operating results to historical performance. Accordingly, Adjusted Free Cash Flow is defined as free cash flow less these special items. The most comparable GAAP measure is cash provided by operating activities. Management uses Adjusted Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	4th Quarter				Twelve Months
	2019		2018		2019		2018
GAAP Diluted Earnings Per Share	$0.65		$1.68		$5.06		$5.65
Costs Related to Planned Acquisitions	0.17	a	0.17	b	0.43	c	0.50	d
Q2 2019 Voluntary Retirement Program	(0.03)	e	—		0.05	e	—
2018 Debt Financing Costs	—		—		—		0.11	f
Adjusted Diluted Earnings Per Share	$0.79		$1.85		$5.54		$6.26

Diluted Shares (in millions)	104.6		105.6		104.7		109.1

a Represents the three months ended Q4 2019 net EPS impact of $0.17 per share, which includes:

- Gains related to foreign currency fluctuation on Euro account of $(0.05) (included in Other income)
- Transaction costs of $0.22 (included in SG&A)

b Represents the three months ended Q4 2018 net EPS impact of $0.17 comprised of the following:

- Loss related to foreign currency forward contract of $0.11 (included in Other income)
- Transaction costs of $0.01 (included in SG&A)
- Interest expense on new debt related to Asco of $0.05 (included in Interest expense)

c Represents the twelve months ended Q4 2019 net EPS impact of $0.43 per share, which includes:

- Loss related to foreign currency forward contract of $0.13 (included in Other income)
- Loss related to foreign currency fluctuation on Euro account of $0.04 (included in Other income)
- Transaction costs of $0.26 (included in SG&A)

d Represents the twelve months ended Q4 2018 net EPS impact of $0.50 comprised of the following:

- Loss related to foreign currency forward contract of $0.27 (included in Other income)
- Transaction costs of $0.12 (included in SG&A)
- Interest expense on new debt related to Asco of $0.11 (included in Interest expense)

e Represents the three and twelve months ended Q4 2019 retirement incentive expenses resulting from the VRP offered during the second quarter of 2019 (included in Other income)

f Represents the twelve months ended Q4 2018 debt financing costs resulting from debt financing activity occuring in 2018 (included in Interest expense)

* Non-GAAP financial measure, see Appendix for reconciliation

Free Cash Flow
($ in millions)

	4th Quarter				Twelve Months
	2019		2018		2019		2018
Cash from Operations	$204		$203		$923		$770
Capital Expenditures	(113)		(100)		(232)		(271)
Free Cash Flow	$91		$103		$691		$499
Costs related to planned acquisitions	11	a	42	b	32	c	66	d

Adjusted Free Cash Flow	$102		$145		$723		$565

a Represents the three months ended Q4 2019 acquisition impact of $11 million comprised of:
- Cash loss from conversion of Asco funds account from Euro to USD of $6 million
- Transaction payments of $5 million

b Represents the three months ended Q4 2018 Asco acquisition impact of $42 million comprised of:
- Cash paid on foreign currency forward contract of $27 million
- Transaction payments of $2 million
- Interest paid on proportion of new debt related to Asco of $13 million

c Represents the twelve months ended Q4 2019 acquisition impact of $32 million comprised of:
- Cash paid on foreign currency forward contract of $11 million
- Transaction payments of $15 million
- Cash loss from conversion of Asco funds account from Euro to USD of $6 million

d Represents the twelve months ended Q4 2018 Asco acquisition impact of $66 million comprised of:
- Cash paid on foreign currency forward contract of $41 million
- Transaction payments of $10 million
- Interest paid on proportion of new debt related to Asco of $15 million

* Non-GAAP financial measure, see Appendix for reconciliation